Exhibit B

Execution Version

OMH HOLDINGS, L.P.
c/o Apollo Global Management, LLC
9 West 57th Street
New York, NY 10019

August 3, 2021

To: The parties reflected on Schedule A

Ladies and Gentlemen:

Reference is hereby made to (a) that certain Amended and Restated Agreement of Limited Partnership of OMH Holdings, L.P., a Delaware limited partnership (the “Partnership”), dated as of June 25, 2018 (the “LPA”), (b) that certain Letter Agreement (the “Letter Agreement”) by and among the Partnership, Apollo Uniform GP, LLC, in its capacity as the general partner of the Partnership (the “General Partner”), Apollo VIII Uniform Investor, L.P. (the “Apollo Fund VIII Partner”), Uniform InvestCo LP (the “Värde Partner”), Uniform Co-Invest, L.P. (the “Co-Invest Vehicle”) and Apollo Structured Credit Recovery Master Fund IV LP (“SCRF” and, together with the Apollo Fund VIII Partner, the Värde Partner and the Co-Invest Vehicle, the “Limited Partners” and, together with the General Partner, the “Partners”) and (c) that certain Agreement and Amendment to the Amended and Restated Agreement of Limited Partnership of OMH Holdings, L.P., dated as of December 16, 2019, by and among the General Partner and the Limited Partners (the “MLA Amendment and Agreement”). Capitalized terms used but not defined in this letter agreement (this “Distribution Transaction Agreement”) have the meanings given such terms in the LPA.

WHEREAS, on June 25, 2018, the General Partner and the Limited Partners entered into the LPA and the Letter Agreement in connection with an investment by the Limited Partners in the Partnership in support of the performance of the Partnership of its obligations in respect of the closing of the transactions contemplated by that certain Share Purchase Agreement, dated as of January 3, 2018, among the Partnership, Springleaf Financial Holdings, LLC and OneMain Holdings, Inc. (the “Purchase Agreement”) and, as of such date, the Partners were deemed to have made the Capital Contributions, received the number of Units and owned the Percentage Interest, in each case, set forth next to each such Partner’s name on Schedule B hereto;

WHEREAS, in connection with the closing of the transactions contemplated by the Purchase Agreement, among other things, the Partnership acquired 54,937,500 shares of common stock, par value $0.01 per share, of OneMain Holdings, Inc. (the “Issuer” and, such common stock, the “Public Stock”) and entered into that certain Amended and Restated Stockholders Agreement, dated as of June 25, 2018, by and among the Issuer and the Partnership (the “Stockholders Agreement”);

WHEREAS, on December 16, 2019, the Partnership contributed (a) 43,581,932 shares of the Public Stock owned by it to OMH (ML), L.P., a Delaware limited partnership of which the Partnership is the sole limited partner and the sole member of the general partner (the “Apollo MLA SPV” and such contributed shares, the “Apollo MLA Shares”) and (b) 11,355,568 shares of Public Stock owned by it to V-OMH (ML) II, L.P., a Delaware limited partnership of which the Partnership is the sole limited partner and the sole member of the general partner (the “Värde MLA SPV” and such contributed shares, the “Värde MLA Shares”);

WHEREAS, on December 16, 2019, (a) the Apollo MLA SPV pledged the Apollo MLA Shares as collateral in respect of a margin loan agreement among the Apollo MLA SPV, its general partner, the lenders party thereto and Citibank, N.A., as administrative agent and calculation agent (as the same has been and may be amended, the “Apollo Margin Loan Agreement”) and (b) the Värde MLA SPV pledged the Värde MLA Shares as collateral in respect of a margin loan agreement among the Värde MLA SPV, its general partner, the lenders party thereto and Citibank, N.A., as administrative agent and calculation agent (as the same has been and may be amended, the “Värde Margin Loan Agreement”);

WHEREAS, on February 16, 2021, the Apollo MLA SPV closed on the sale of 7,298,362 Apollo MLA Shares and the Värde MLA SPV closed on the sale of 1,901,638 Värde MLA Shares, in each case, pursuant to that certain underwriting agreement, dated as of February 11, 2021, by and among the Issuer, the Apollo MLA SPV, the Värde MLA SPV, Barclays Capital Inc. and Citigroup Global Markets Inc. (the “First Trade”);

WHEREAS, on May 4, 2021 the Apollo MLA SPV closed on the sale of 7,298,362 Apollo MLA Shares and the Värde MLA SPV closed on the sale of 1,901,638 Värde MLA Shares, in each case, pursuant to that certain underwriting agreement, dated as of April 29, 2021, by and among the Issuer, the Apollo MLA SPV, the Värde MLA SPV, Barclays Capital Inc. and Citigroup Global Markets Inc. (the “Second Trade”);

WHEREAS, following the First Trade and the Second Trade, (a) the Apollo MLA SPV owns 28,985,208 Public Shares (the “Remaining Apollo MLA Shares”), (b) the Värde MLA SPV owns 7,552,292 Public Shares (the “Remaining Värde MLA Shares”), (c) each of the Partners has the Percentage Interest set forth next to each such Partner’s name on Schedule B hereto and (f) the Partnership does not, any longer, have the ability to nominate a majority of the board of directors of the Issuer pursuant to the Stockholders Agreement;

WHEREAS, as of the date hereof, pursuant to and in accordance with the Letter Agreement and the MLA Amendment and Agreement, the Värde Partner is entitled to make an OMH Share Request and receive a distribution of up to a number of Public Shares equal to the number of Remaining Värde MLA Shares;

WHEREAS, on July 29, 2021, the Apollo MLA SPV entered into an underwriting agreement with the Issuer and Barclays Capital Inc., pursuant to which, on the date hereof, the Apollo MLA SPV is closing on the sale of 10,925,000 of the Remaining Apollo MLA Shares (the “Third Trade”);

WHEREAS, the Värde Partner previously expressed a preference not to participate in the Third Trade, and to cause 2,846,583 of the Remaining Värde MLA Shares (the “Third Trade Värde Shares”) to be distributed to its Affiliate, Uniform InvestCo Sub, L.P., a Delaware limited partnership (the “Värde Stockholder” and, such distribution, the “Värde Share Distribution”), so as to preserve the Percentage Interests of the Partners pro forma for the Third Trade and the Värde Share Distribution;

WHEREAS, in connection with the foregoing, the parties to the Värde Margin Loan Agreement will enter into an amendment to the Värde Margin Loan Agreement to permit the Värde Share Distribution;

WHEREAS, the Värde Stockholder intends to open a brokerage account in which it will hold the Third Trade Värde Shares (the “Värde Stockholder Account Opening”);

WHEREAS, the parties hereto desire to set forth certain terms regarding the treatment of the Third Trade Värde Shares and their continued investment in the Partnership;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.                  Distribution of Net Proceeds of the Third Trade.

a.                   In connection with the closing of the Third Trade, and notwithstanding anything to the contrary in the LPA, the Letter Agreement or the MLA Amendment and Agreement, the Partnership and the Partners shall take all such actions as may be required or are reasonably requested by the Apollo Fund VIII Partner to (i) use net proceeds from the Third Trade to prepay such portion of the outstanding principal and interest under the Apollo Margin Loan Agreement as the Apollo Fund VIII Partner may designate and (ii) distribute the net proceeds of the Third Trade to the Limited Partners other than the Värde Partner, pro rata based on the ratio that their respective Percentage Interests have to their aggregate Percentage Interest.

b.                  The Partners hereby acknowledge and agree that, in connection with the transactions contemplated by Section 1(a), notwithstanding anything to the contrary in the LPA, the Letter Agreement or the MLA Amendment and Agreement, and until such time as the Värde Stockholder Account Opening has been completed and the transactions contemplated by Section 2(b) have been performed, the Percentage Interest of the Limited Partners shall be changed in the manner set forth on Schedule B (the “Temporary Percentage Interest”); provided, however, that for purposes of calculating a “majority in interest” of the Limited Partners and the limited partners of the Co-Invest Vehicle under Section 5.11(a) and 13.1 of the LPA, the Temporary Percentage Interest shall be disregarded and the Limited Partners shall be treated as having the Percentage Interests they had immediately prior to the consummation of the transactions contemplated by this Section 1.

2.                  Distribution of Third Trade Värde Shares.

a.                   The Värde Partner and the Värde Stockholder hereby covenant and agree to use their reasonable best efforts to cause the Värde Stockholder Account Opening to be completed as soon as reasonably practicable after the date hereof.

b.                  Upon completion of the Värde Stockholder Account Opening or at such earlier time as may be requested by the Värde Partner in compliance with the Värde Margin Loan Agreement, the Värde Partner shall provide written notice thereof to the other parties, as promptly as reasonably practicable, and, notwithstanding anything to the contrary in the LPA, the Letter Agreement or the MLA Amendment and Agreement, (i) all right, title and interest of the Partnership in and to the Third Trade Värde Shares are hereby transferred to the Värde Stockholder automatically, without any consideration and without further action by or on behalf of any party and (ii) each party shall take all such actions as are required or as the Värde Partner may reasonably request in order to (A) use proceeds provided by or on behalf of the Värde Partner to prepay such portion of the outstanding principal and interest under the Värde Margin Loan Agreement as the Värde Partner may designate and (B) reflect the foregoing transfer described in clause (i) on the books and records of the Partnership and the Issuer, in each case, as promptly as reasonably practicable.

c.                   Immediately upon completion of the transactions contemplated by Section 2(b), (i) the Temporary Percentage Interest shall be disregarded for all purposes and the Percentage Interest of the Limited Partners shall be return to the Percentage Interest of the Limited Partners prior to the transactions contemplated by Section 1 (as set forth on Schedule B) and (ii) the Värde Stockholder shall execute and deliver a joinder to the Issuer and the other parties in the form attached hereto as Exhibit A, pursuant to which it shall become a “Stockholder” under the Stockholders Agreement.

3.                  Representations and Warranties of the Parties.

a.                   Each of the parties hereto hereby represents and warrants, severally and not jointly, to each of the other parties hereto, that: (a) each of it is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification; (b) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Distribution Transaction Agreement by such party have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Distribution Transaction Agreement; and (c) its execution, delivery and performance of this Distribution Transaction Agreement have been duly authorized by all requisite action and this Distribution Transaction Agreement constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and (ii) as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an action at law or in equity).

b.                  The Värde Partner and the Värde Stockholder, severally and not jointly, hereby represent and warrant to each of the other parties hereto that the Värde Stockholder is an Affiliate (as defined in the Stockholders Agreement) of the Värde Partner.

c.                   The Värde Stockholder hereby makes the representations and warranties set forth on Schedule C to the Partnership and the Partners.

4.                  Amendment and Ratification of Partnership Agreement. If, and solely to the extent that, any provision of this Distribution Transaction Agreement is in conflict with, or in contravention of, any provision of the LPA, the Letter Agreement or the MLA Amendment and Agreement, then the corresponding provision of the LPA, the Letter Agreement or the MLA Amendment and Agreement is hereby amended to the extent and for the period of time necessary to resolve such conflict and give effect to the provisions set forth herein. Except as otherwise provided in this Section 4, all of the terms and conditions of the LPA, the Letter Agreement or the MLA Amendment and Agreement are ratified and shall remain unchanged and continue in full force and effect.

5.                  Further Assurances. Each party hereto agrees to take such further actions as may be required or as any other party may reasonably request in order to give effect to the transactions contemplated hereby.

6.                  Construction. The headings and subheadings herein are included for convenience and identification only and are in no way intended to describe, interpret, define, expand or limit the scope, extent or intent of this Distribution Transaction Agreement or any provision hereof. Except when the context requires otherwise, any reference in this Agreement to a singular number shall include the plural and vice versa. Except when the context requires otherwise, the use herein of the masculine, feminine and neuter forms shall also denote the other forms. Derivative forms of defined terms will have correlative meanings. All references herein to Sections shall be deemed to be references to Sections of this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” A reference to any Person in this Distribution Transaction Agreement or any other agreement or document shall include such Person’s predecessors, successors and permitted assigns. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Distribution Transaction Agreement, shall refer to this Distribution Transaction Agreement as a whole and not to any particular provision of this Distribution Transaction Agreement. The word “or” shall be disjunctive but not exclusive. Unless otherwise expressly provided herein, any agreement, instrument, law or statute defined or referred to herein means such agreement, instrument, law or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of laws or statutes) by succession of comparable successor laws or statutes and references to all attachments thereto and instruments incorporated therein and, in the case of any law or statute, includes any rules or regulations promulgated thereunder. The parties hereto have participated jointly in the negotiation and drafting hereof. If an ambiguity or question of intent or interpretation arises, this Distribution Transaction Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision hereof.

7.                  Amendments; Waivers. Any amendment of this Distribution Transaction Agreement shall require the written consent of all parties hereto. Any attempted amendment without such written consent shall be void ab initio. Any waiver of any provision of this Distribution Transaction Agreement must be in writing by the party granting such waiver.

8.                  Governing Law. This Distribution Transaction Agreement and all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate hereto, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance hereof or otherwise arising from the transactions contemplated hereby or the relationship among the parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement) (collectively, the “Related Claims”) shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of conflict of law principles or rules that would cause the application of the laws of any other jurisdiction.

9.                  Submission to Jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware) over all Related Claims, and each party hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. The parties hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such Related Claim brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.              Counterparts; Effectiveness. This Distribution Transaction Agreement may be executed in any number of counterparts, which may be by facsimile, email or other electronic means, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Distribution Transaction Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PARTNERSHIP

OMH HOLDINGS, L.P.

By:	Apollo Uniform GP, LLC, its general partner

By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President & Assistant Secretary

GENERAL PARTNER:

APOLLO UNIFORM GP, LLC

By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President & Assistant Secretary

LIMITED PARTNERS:

UNIFORM INVESTCO LP

By:	Uniform InvestCo GP LLC, its general partner

By:	Värde Partners, Inc., its manager

By:	/s/ Aneek Mamik
	Name:	Aneek Mamik
	Title:	Senior Managing Director

UNIFORM CO-INVEST, L.P.

By: Apollo Uniform GP, LLC, its general partner

By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President & Assistant Secretary

APOLLO VIII UNIFORM INVESTOR, L.P.

By: Apollo Uniform GP, LLC, its general partner

By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President & Assistant Secretary

APOLLO STRUCTURED CREDIT RECOVERY MASTER FUND IV LP

By: Apollo Structured Credit Recovery Advisors IV LLC, its General Partner

By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President & Assistant Secretary

VäRDE STOCKHOLDER:

UNIFORM INVESTCO SUB L.P.

By:	Uniform InvestCo GP LLC, its general partner

By:	Värde Partners, Inc., its manager

By:	/s/ Aneek Mamik
	Name:	Aneek Mamik
	Title:	Senior Managing Director